Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Corbus Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common Stock, $0.0001 par value per share	Other	8,766,162	$0.37	$3,243,480	0.0000927	$301
Total Offering Amounts					$3,243,480		$301
Total Fee Offsets(3)							—
Net Fee Due							$301

(1)

Covers 8,766,162 shares of common stock issuable under the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of shares of common stock issuable under the 2014 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the NASDAQ Global Market on March 9, 2022.

(3)	The Registrant does not have any fee offsets.